Virgin Media Reports Selected Q3 2014 Results                 Exhibit 99.1

Best cable customer growth since Q4 2012, supported by record low churn

London, England - November 6, 2014. Virgin Media Inc. (“Virgin Media” or the “Company”), the leading cable operator in the United Kingdom (“U.K.”), today provides selected, preliminary unaudited operating and financial information for the three months (“Q3”) and nine months (“YTD”) ended September 30, 2014, as compared to the results for the same periods last year, unless otherwise noted:1

Operating and financial performance:*

•	Cable customer[2] growth of 35,000; more than double Q3 2013 and the best since Q4 2012

•	Record low annual customer churn[3] of 14.9% down from 15.3% in Q2 2014 and Q3 2013

•	Organic RGU[4] additions of 70,000 in Q3 and 88,000 YTD compared to prior year losses for both

◦	Growth in subscriptions for all products following the launch of "Big Bundles" in May 2014

◦	Broadband internet subscribers up by 83,000 YTD to 4.5 million; 56% now on 50+ Mbps

◦	Households with TiVo increased by 441,000 YTD to 2.4 million or 64% of all TV customers

•	Targeted growth initiatives to drive future revenue

◦	Commenced a 100,000 home upgrade of legacy network in East London

◦	Enhanced TV offering with more HD and multi-screen streaming content

◦	Introduced a new range of high-speed connectivity products for small and medium enterprises ("SMEs") and small office and home office ("SOHO") business customers

•	Rebased[5] revenue increased 2% in both periods to £1,047 million in Q3 and £3,145 million YTD

◦	Cable subscription revenue growth of 3% in Q3 and YTD

◦	Mobile subscription revenue up 10% in Q3, with success in cross-selling to cable customers

◦	Virgin Media Business' second successive quarter of 6% rebased revenue growth

◦	Revenue growth offset by lower other revenue and the VAT legislation[6] change

•	Rebased OCF[7] increased 6% in both periods to £453 million in Q3 and £1,357 million YTD

◦	Achieved OCF margin expansion of 2 percentage points to 43% for each of the Q3 and YTD periods, partially helped by strong cost controls and synergies

•	Operating income of £74 million in Q3 and £133 million YTD

•	Property and equipment additions[8] as a percentage of revenue was stable at 21% in Q3, while it declined one percentage point to 20% on a YTD basis

•	Extended maturity and lowered cost of debt with £600 million Senior Notes refinancing in October

________________________________
Virgin Media is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). The financial information contained herein is preliminary and subject to change. A copy of this investor release is available on the websites of Virgin Media (www.virginmedia.com) and Liberty Global (www.libertyglobal.com). In addition, Virgin Media’s unaudited condensed consolidated financial statements and accompanying notes for the three and nine months ended September 30, 2014 are expected to be available on the Virgin Media and Liberty Global websites before the end of November 2014.

* For definitions and reconciliations of certain financial and subscriber metrics, please see pages 9-11. The 2013 figures in this release for the nine month period combine amounts from “Predecessor” and “Successor” Periods. The combination of Predecessor and Successor periods is not permitted by generally accepted accounting principles in the United States (“GAAP”) and has not been prepared with a view towards complying with Article 11 of Regulation S-X. For further details concerning the Predecessor and Successor Periods, see page 8 and for additional information, see note 1 on page 9.

Virgin Media Operating Statistics Summary*

	As of and for the three months ended September 30,
	2014	2013
CABLE

Footprint
Homes Passed[9]	12,584,100	12,531,500
Two-way Homes Passed[10]	12,522,700	12,531,500

Revenue Generating Units (RGUs)
Television[11]	3,738,800	3,753,200
Internet[12]	4,464,100	4,336,600
Telephony[13]	4,161,200	4,140,700
Total RGUs	12,364,100	12,230,500

Q3 RGU net additions (losses)
Television	5,100	(12,600)
Internet	48,600	30,200
Telephony	16,100	(24,400)
Total RGU net additions (losses)	69,800	(6,800)

Customer Relationships
Customer Relationships	4,947,500	4,892,800
Q3 Customer Relationship net additions	34,600	13,500
Q3 Average Monthly Revenue per Customer Relationship[14]	£48.98	£48.00
RGUs per Customer Relationship	2.50	2.50

Customer Bundling
Single-Play	16.2%	15.6%
Double-Play	17.7%	18.9%
Triple-Play	66.1%	65.5%

Quad-Play[15]	17.0%	16.2%

MOBILE

Mobile Subscribers
Postpaid[16]	2,073,500	1,851,500
Prepaid[17]	986,100	1,180,400
Total	3,059,600	3,031,900

Q3 Postpaid net additions	53,200	58,400
Q3 Prepaid net losses	(34,900)	(53,100)
Total Mobile net additions	18,300	5,300

Q3 Average Monthly Revenue per Mobile Subscriber[18]
Excluding interconnect revenue	£13.39	£12.31
Including interconnect revenue	£15.55	£14.51
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* For footnote disclosure, please refer to pages 9-11.

Operational Performance

Cable

We have built strong operational momentum during 2014. We achieved our lowest ever annual customer churn since Virgin Media was formed in 2007. Our record low annual customer churn of 14.9% has contributed to cable customer growth more than doubling to 35,000, the highest quarterly customer additions since Q4 2012.

The number of subscribers to each of our cable products increased, with 88,000 organic RGUs added YTD, including 70,000 in Q3, compared to declines of 16,000 and 7,000 in the respective prior year periods. This can be partially attributed to the successful launch of our "Big Bundles" in Q2 2014, which offer combinations of our cable products and resulted in the acquisition of more double- and triple-play customers than during the same period last year. Average Monthly Revenue per Customer Relationship increased 2% to £48.98 year-over-year.

The number of internet subscribers we serve grew organically by 83,000 YTD, including 49,000 in Q3. At quarter end, 2.5 million, or 56%, of these broadband customers took super-fast speeds of 50 Mbps or faster. The 431,000 increase in subscribers taking such speeds in Q3 was bolstered by our speed upgrade. We remain the clear speed leader in the fixed broadband market in the U.K., as confirmed by the U.K. regulator, Ofcom, in their latest broadband speeds report published in October 2014.

Our performance in television has improved with 5,000 additional subscribers during Q3, compared to a 13,000 loss in Q3 2013. Our television attrition of 15,000 RGUs YTD also represents a significant improvement on the 42,000 loss in the first nine months of last year. The number of households with Virgin Media TiVo increased by 148,000 in Q3 to 2.4 million or 64% of all our television subscribers. We have continued to enhance our TV offering since the end of Q2 2014 with the addition of 12 new TV channels, including four new Sky Sports HD channels and a further 21 channels for our multi-screen service Virgin TV Anywhere. Our customers can now watch up to 113 channels over WiFi on smartphones and tablets. The Big Bundles also contributed to a 16,000 telephony subscriber increase in Q3 compared to a 24,000 loss in Q3 2013.

During Q3, we began upgrading some legacy network to extend our digital cable services to a further 100,000 homes in East London. When completed, this digital upgrade will enable these households to subscribe to super-fast broadband and TiVo for the first time. We have also begun small network extensions elsewhere, including Glasgow and Teesside, and we will continue to evaluate opportunities to expand our digital cable network as they arise.

Mobile

Our total mobile subscribers grew by 69,000 YTD, including 18,000 additions in Q3. Over two-thirds of our mobile subscribers now take postpaid contracts. Our postpaid subscribers have increased by 194,000 YTD and 53,000 in Q3, with continued strong growth in SIM-only contracts, as a result of our on-going strategic focus on cross-selling postpaid mobile services to our cable customers. Our quad-play penetration has grown from 16.2% in Q3 2013 to 17.0% at the end of September 2014. The improvement in the mix of mobile subscribers has helped drive a 7% year-over-year increase in our Average Monthly Revenue per Mobile Subscriber (including interconnect revenue) to £15.55.

Business

We have delivered a second successive quarter of rebased business revenue growth and have continued to secure contract wins across our core business-to-business markets.

In September, Virgin Media Business launched a new range of high-speed connectivity and voice propositions targeting SME and SOHO customers. We are offering these customers a selection of super-fast broadband and fixed-line telephony packages with the option of adding SIM-only mobile solutions. In addition to offering varying speeds, the packages offer different service levels so customers can choose a bundle based on their level of digital requirements.

Financial Summary

The following tables reflect preliminary unaudited selected financial results for the three and nine months ended September 30, 2014 and 2013. The prior period figures for nine months combine amounts from "Predecessor" and "Successor" Periods. For additional information, see page 8 and note 1 on page 9.

	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2014	2013	£	%	Rebased %
	in millions, except % amounts

Revenue:
Subscription revenue:
Television	£234.7	£242.6	£(7.9)	(3.3)	(3.3)
Internet	259.8	216.9	42.9	19.8	19.7
Telephony	230.0	244.1	(14.1)	(5.8)	(5.9)
Cable subscription revenue	724.5	703.6	20.9	3.0	2.9
Mobile	122.5	111.8	10.7	9.6	9.6
Total subscription revenue	847.0	815.4	31.6	3.9	3.8
Business	155.2	146.6	8.6	5.9	5.8
Other	44.6	60.8	(16.2)	(26.6)	(26.9)
Total revenue	£1,046.8	£1,022.8	£24.0	2.3	2.3

OCF	£453.4	£426.7	£26.7	6.3	6.2
Property & equipment additions	£224.2	£212.3	£11.9	5.6

% of revenue
OCF	43.3%	41.7%
Property and equipment additions	21.4%	20.8%

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2014	2013	£	%	Rebased %
	in millions, except % amounts

Revenue:
Subscription revenue:
Television	£717.9	£728.6	£(10.7)	(1.5)	(1.6)
Internet	756.2	650.7	105.5	16.2	16.1
Telephony	714.8	739.7	(24.9)	(3.4)	(3.5)
Cable subscription revenue	2,188.9	2,119.0	69.9	3.3	3.2
Mobile	355.6	326.6	29.0	8.9	8.9
Total subscription revenue	2,544.5	2,445.6	98.9	4.0	4.0
Business	458.9	457.5	1.4	0.3	3.3
Other	141.6	188.9	(47.3)	(25.0)	(25.1)
Total revenue	£3,145.0	£3,092.0	£53.0	1.7	2.1

OCF	£1,357.2	£1,270.7	£86.5	6.8	6.1
Property & equipment additions	£643.5	£660.7	£(17.2)	(2.6)

% of revenue
OCF	43.2%	41.1%
Property and equipment additions	20.5%	21.4%

Financial Results

Total rebased revenue grew by 2% in each of the Q3 and YTD periods to £1,047 million and £3,145 million, respectively. The principal driver of this growth was cable subscription revenue, which grew 3% on a rebased basis in both Q3 and YTD due primarily to our cable price rise in February 2014 and an increase in subscribers. These factors offset an £18 million YTD decline resulting from the previously noted VAT legislation change on May 1, 2014. Cable subscription revenue has also been reduced by lower chargeable telephony usage.

Mobile subscription revenue was up 10% in Q3 and 9% YTD. This strong performance reflects the increase in postpaid subscribers and an improvement in customer mix resulting from an increase in the proportion of postpaid subscribers who are subscribing to higher-end tariffs. These factors were offset in part by a decline in the prepaid customer base and lower chargeable usage due to a shift to more inclusive and unlimited usage bundles.

Q3 and YTD rebased business revenue was up 6% and 3%, respectively, after adjusting the Predecessor periods to follow Liberty Global's accounting policy for installation and other upfront business revenue.5 The key driver of this strong performance has been growth in data revenue, which has benefited from higher data volumes following new contract wins and increased amortisation of deferred upfront fees. However, the growth has been offset in part by declines in voice revenue, which include the impact of a reduction in regulated outbound termination rates. On a reported basis, YTD business revenue was relatively flat, as the net positive impact of the factors mentioned above is largely offset by a decrease that is attributable to the aforementioned change in accounting policy5.

Other revenue decreased by £47 million or 25% YTD with a £16 million or 27% decline in Q3. These decreases were mainly attributable to lower interconnect revenue due to regulated reductions in fixed and mobile outbound termination rates in February 2014 and April 2013, respectively, and reductions in our non-cable (DSL reseller) service revenue of £14 million YTD and £5 million in Q3.

On a rebased basis, OCF increased by 6% to £1,357 million YTD and to £453 million in Q3. Our Q3 rebased OCF performance benefited from the £21 million net impact of a favourable retroactive reduction in local authority charges for network infrastructure following a review by the U.K. government. Approximately £4 million of this benefit is applicable to Q3 and is expected to recur in future quarters.

Furthermore, our Q3 OCF increased due to the aforementioned revenue growth, robust cost controls and synergies arising since we were acquired by Liberty Global last year. One of the key contributors of lower costs is a reduction in headcount. The rebased growth in Q3 also reflects the negative impacts of higher incentive compensation costs, higher programming costs, the negative impact of the aforementioned change in VAT legislation and an increase in marketing spend. Sequentially, as anticipated and in-line with the guidance provided at Q2 2014, Q3 OCF declined by £6 million partly due to incremental marketing costs, most of which were associated with our sponsorship of the Commonwealth Games in Glasgow, a nonrecurring reduction to Q2 programming costs and an incremental impact from the VAT change.

Q3 operating income was £74 million compared to a prior year loss of £46 million. This improvement reflects a step-down in depreciation and amortisation, as some assets have become fully depreciated, lower share-based compensation expense, and a reduction in impairment, restructuring and other operating items. However, YTD operating income declined 22% to £133 million year-over-year, partially due to higher depreciation and amortisation following the Liberty Global Transaction.1

Property and equipment additions declined by 3% YTD as a result of lower spend on customer premises equipment and scalable infrastructure.* However, investment in support capital was up 14% YTD due to our investment in a new mobile IT system as part of the transition to a full-MVNO. Q3 spend was higher year-over-year reflecting the phasing of spend on the new mobile IT systems. Property and equipment additions as a percentage of revenue was relatively flat at 21% in Q3, and a percentage point lower at 20% YTD compared to the prior year periods.

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* For additional information on how our property and equipment additions reconcile to our capital expenditures as reported in our condensed consolidated cash flow statements, please see page 9.

Capital Resources

The following table details the sterling equivalent of the carrying value of our consolidated third-party debt as of the indicated dates:

	September 30,	June 30,
	2014	2014
	in millions
Senior Credit Facility
Term Loan A (LIBOR + 325 bps) due 2019	£375.0	£375.0
Term Loan B (LIBOR + 275 bps) due 2020	1,691.5	1,603.9
Term Loan D (LIBOR + 325 bps) due 2022	99.8	99.8
Term Loan E (LIBOR + 350 bps) due 2023	847.3	847.3
Revolving Credit Facility	—	—
Total Senior Credit Facility	3,013.6	2,926.0

Senior Secured Notes
6.00% GBP Senior Secured Notes due 2021	1,100.0	1,100.0
5.375% USD Senior Secured Notes due 2021	616.5	584.7
5.50% GBP Senior Secured Notes due 2021	637.2	637.6
5.25% USD Senior Secured Notes due 2021	284.0	269.6
5.50% USD Senior Secured Notes due 2025	262.0	248.5
5.50% GBP Senior Secured Notes due 2025	430.0	430.0
6.25% GBP Senior Secured Notes due 2029	403.0	403.0
Total Senior Secured Notes	3,732.7	3,673.4

Senior Notes
8.875% GBP Senior Notes due 2019	274.3	275.3
8.375% USD Senior Notes due 2019	339.3	323.1
7.00% GBP Senior Notes due 2023	250.0	250.0
6.375% USD Senior Notes due 2023	326.8	310.0
5.25% USD Senior Notes due 2022	59.1	56.0
4.875% USD Senior Notes due 2022	73.7	70.0
5.125% GBP Senior Notes due 2022	44.5	44.5
Total Senior Notes	1,367.7	1,328.9

6.50% USD Convertible Senior Notes due 2016	35.1	33.4
Capital Leases	184.3	205.0
Vendor Financing	128.8	55.1
Total third-party debt (including current portion)	8,462.2	8,221.8

Cash and cash equivalents	(30.8)	(117.4)
Net third-party debt[19]	£8,431.4	£8,104.4

Exchange rate ($ to £)	$1.6220	$1.7103

At September 30, 2014, our total third-party debt increased from June 30, 2014, mainly due to exchange rate movements and a higher level of vendor financing. We use derivative instruments to synthetically convert our U.S. dollar debt to British pound sterling debt, and to fix our variable interest rates. We had a cash balance of £31 million at September 30, 2014.

As of quarter-end, we had maximum undrawn commitments of £660 million under the revolving credit facility of our Senior Credit Facility. When the September 30, 2014 compliance reporting requirements are completed and assuming no changes from the September 30, 2014 borrowing levels, we anticipate the full £660 million will be available.

The Senior Credit Facility requires the Virgin Media borrower group to maintain a Senior Net Debt Leverage ratio of no more than 4.25x and a Total Net Debt Leverage ratio of no more than 5.50x. Subject to the completion of our third quarter bank reporting requirements, our Senior Net Debt Leverage ratio was 3.71x and our Total Net Debt Leverage ratio was 4.41x,20 each as defined and calculated in accordance with our Senior Credit Facility.

In October 2014, we completed the refinancing of our 8.375% senior notes due 2019 and our 8.875% senior notes due 2019. These notes were redeemed using the proceeds from the issue of $500 million of 6% senior notes due 2024 and £300 million of 6.375% senior notes due 2024. Following this refinancing, our average tenor is now approximately 8 years and our fully-swapped debt borrowing cost is 5.6%.21
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About Virgin Media
Virgin Media is the first provider of all four broadband, TV, mobile phone and home phone services in the U.K. The Company’s cable network - the result of multi-billion pound private investment - delivers ultrafast broadband to over half of all U.K. homes, with speeds of up to 152 Mbps, as well as market-leading connectivity to thousands of public and private sector organisations across the country.

Virgin Media has developed the U.K.’s most advanced interactive television service, and was the first to offer HD TV and access to connected services through the set-top box to millions of British households. It also launched the world’s first virtual mobile network and is one of the largest fixed-line home phone providers in the country. For more information, go to www.virginmedia.com.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global’s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at September 30, 2014.

Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global’s operations also include Liberty Global Business Services, its commercial division, and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer
This investor release contains forward-looking statements, including our expectations with respect to our operating momentum, strategy and future growth prospects, including our rebased OCF growth, our expectations for subscribers, churn rate, and average revenue per customer; our expectations with respect to the timing and impact of our expanded roll-out of digital cable services and advanced products and services, including our super-fast broadband offering and our TiVo set-top box and mobile offerings; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to maintain certain accreditations, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by a percentage of revenue, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in our most recent quarterly and annual reports and Liberty Global’s filings with the Securities and Exchange Commission, including its most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Details

Investor Relations - Virgin Media		Corporate Communications - Virgin Media
Vani Bassi	+44 125 675 2347	Gareth Mead	+44 333 000 2584

Investor Relations - Liberty Global
Oskar Nooij	+1 303 220 4218
Christian Fangmann	+49 221 8462 5151
John Rea	+1 303 220 4238

Successor and Predecessor Periods - Combining Schedules

The financial results for the Predecessor Period and the Successor Period have been combined in order to provide a more meaningful basis for comparing the results of operations in this press release. The combination of Predecessor and Successor periods does not comply with GAAP and has not been prepared in compliance with Article 11 of Regulation S-X. The table below reflects the combination of the Predecessor Period from January 1, 2013 to June 7, 2013 and the Successor Period from June 8, 2013 to September 30, 2013.

Nine Months Ended September 30, 2013	Successor	Predecessor	Combined
	Period from June 8 to September 30, 2013	Period from January 1 to June 7, 2013	Nine months ended September 30, 2013
		in millions
Revenue:
Subscription revenue:
Television	£305.0	£423.6	£728.6
Internet	272.9	377.8	650.7
Telephony	306.5	433.2	739.7
Cable subscription revenue	884.4	1,234.6	2,119.0
Mobile	139.1	187.5	326.6
Total subscription revenue	1,023.5	1,422.1	2,445.6
Business	182.5	275.0	457.5
Other	75.8	113.1	188.9
Total revenue	1,281.8	1,810.2	3,092.0

OCF	539.9	730.8	1,270.7
Property and equipment additions	271.3	389.4	660.7
Capital expenditures	250.5	313.4	563.9

OCF Reconciliation
OCF	539.9	730.8	1,270.7
Share-based compensation expense	(62.7)	(22.1)	(84.8)
Depreciation and amortisation	(504.2)	(432.8)	(937.0)
Impairment, restructuring and other operating items, net	(27.0)	(51.2)	(78.2)
Operating income (loss)	£(54.0)	£224.7	£170.7

OCF Reconciliation

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	in millions
OCF	£453.4	£426.7	£1,357.2	£1,270.7
Share-based compensation expense	(8.6)	(39.5)	(27.5)	(84.8)
Depreciation and amortisation	(368.8)	(411.5)	(1,182.9)	(937.0)
Impairment, restructuring and other operating items, net	(1.6)	(21.6)	(14.3)	(78.2)
Operating income (loss)	£74.4	£(45.9)	£132.5	£170.7

Property and Equipment Additions

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	in millions

Customer premises equipment	£74.3	£84.7	£232.7	£260.6
Scalable infrastructure	45.2	37.2	125.3	131.7
Line extensions	25.7	21.1	70.5	71.9
Upgrade/rebuild	26.0	25.3	76.3	74.8
Support capital	53.0	44.0	138.7	121.7
Property and equipment additions	224.2	212.3	643.5	660.7
Assets acquired under capital leases	(0.2)	(26.3)	(27.8)	(86.6)
Assets acquired under capital-related vendor financing arrangements	(71.8)	—	(133.2)	—
Changes in liabilities related to capital expenditures	(5.6)	26.2	(22.0)	(10.2)
Total capital expenditures	£146.6	£212.2	£460.5	£563.9

% of revenue
Property and equipment additions	21.4%	20.8%	20.5%	21.4%

Notes
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(1)
Virgin Media became a wholly-owned subsidiary of Liberty Global as a result of a series of mergers that were completed on June 7, 2013 (the “Liberty Global Transaction”), pursuant to which Liberty Global became the publicly-held parent company of the successors by merger of the predecessor to Virgin Media (“Old Virgin Media”) and Liberty Global, Inc. (the predecessor to Liberty Global).

As a result of Liberty Global’s push-down of its investment basis in Virgin Media arising from the Liberty Global Transaction, a new basis of accounting was created on June 7, 2013. In this release, the results of operations and cash flows of Old Virgin Media for the periods ended on or prior to June 7, 2013 and the financial position of Old Virgin Media as of balance sheet dates prior to June 7, 2013 are referred to herein as “Predecessor” consolidated financial information and the results of operations and cash flows of Virgin Media for periods beginning on June 8, 2013 and the financial position of Virgin Media as of June 7, 2013 and subsequent balance sheet dates are referred to herein as “Successor” consolidated financial information. The most significant effect of the Liberty Global Transaction on our results for the Successor Period is an increase in depreciation and amortisation expense as a result of the application of acquisition accounting. In order to provide a more meaningful basis for comparing the results of operations for the nine months ended September 30, 2014 to those of the corresponding prior year, we have presented financial information for the nine months ended September 30, 2013 that reflects the combination of the results for the 2013 Predecessor and Successor Periods. The combination of Predecessor and Successor Periods is not permitted by GAAP and has not been prepared with a view towards complying with Article 11 of Regulation S-X.

(2)
Customer Relationships are the number of residential customers who receive at least one of our television, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile and non-cable customers from Customer Relationships.

(3)
Customer Churn represents the rate at which customers relinquish their subscriptions. During Q3, we began reporting churn on an annual rolling average basis instead of a quarterly annualised basis. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. The average of our customer relationships is calculated using the number of customer relationships at period end plus the number of customer relationships at each of the 12 preceding month ends. Our Customer Churn rate for periods prior to Q3 2014 using this updated methodology would have been:

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014
Customer Churn	16.7%	16.5%	15.7%	15.2%	15.1%	15.0%	15.3%	15.3%	15.4%	15.3%
For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(4)
Revenue Generating Unit (“RGU”) is separately a residential Television Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Television, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled television, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Some of these subscribers may choose to disconnect after their promotional period. Our September 30, 2014 RGU counts exclude 2,073,500 postpaid mobile subscribers and 986,100 prepaid mobile subscribers that are reported separately. Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

(5)
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and OCF for the Predecessor Period to reflect the impacts of the push down of acquisition accounting in connection with the Liberty Global Transaction, the alignment to Liberty Global’s accounting policies and a small acquisition which occurred in Q1 2014. The acquisition accounting rebase adjustment relates to the amortisation of a liability arising from the adjustment of a capacity supply contract to its estimated fair value as a result of acquisition accounting. The most significant of the policy alignment adjustments relates to the deferral of certain business contract installation revenue, which had been recognised upon completion of the installations in the Predecessor Period. Under Liberty Global’s accounting policy, £10.2 million and £7.3 million of installation revenue recognized during the Predecessor Period in Q1 2013 and Q2 2013, respectively, would have been deferred.

We have not adjusted the Predecessor Period to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented in the Successor Period. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and OCF that would have occurred if the Liberty Global Transaction had occurred on the date assumed for purposes of calculating our rebased amounts, or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

(6)
On March 19, 2014, the U.K. government announced a change in legislation with respect to the charging of Value Added Tax ("VAT") in connection with prompt payment discounts such as those that we offer to our fixed-line telephony customers. The changes, which took effect on May 1, 2014, impacted us and some of our competitors. We currently believe that this legislative change will result in a reduction in revenue and operating income of approximately £28 million to £30 million from the effective date of May 1, 2014 through the end of 2014. As a result of this legislation, our revenue was £7.3 million and £10.8 million lower during the second and third quarters of 2014, respectively, as compared to the corresponding prior year periods.

(7)
OCF is the primary measure used by our management to evaluate the company’s performance. OCF is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is revenue less operating and selling, general and administrative expenses (excluding share-based compensation, depreciation and amortisation and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net earnings

(loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of OCF to operating income (loss) is presented on page 8.

(8)	Property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing and capital lease arrangements.

(9)
Homes Passed are homes and residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count Homes Passed relating to networks that we do not own and operate (commonly referred to as partner networks, or Off-Net).

(10)	Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services.

(11)
A Television Subscriber is a home or residential multiple dwelling unit that receives our television service over our broadband network. Substantially all of our Television Subscribers receive our service via a digital television signal. Our Television Subscriber base includes customers who pay a monthly fee for the television subscription or TiVo box functionality they receive (Paying TV customers), as well as those that have paid an initial fee to receive a Virgin Media set-top box together with internet and telephony subscriptions who do not pay an incremental recurring fee for our television service.

(12)
An Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our broadband network. Our Internet Subscribers exclude 97,700 ADSL subscribers that are not serviced over our network (non-cable internet subscribers).

(13)
A Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our broadband network. Telephony Subscribers exclude Mobile Subscribers. Telephony Subscribers exclude 65,200 subscribers that are not serviced over our network (non-cable telephony subscribers).

(14)
Average Monthly Revenue per Customer Relationship refers to the average monthly cable subscription revenue per average Customer Relationship, and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(15)
Quad-play penetration represents the number of customers who subscribe to each of our four primary services, television, internet, fixed-line telephony and mobile telephony, divided by customer relationships. Due to the nature of the prepaid mobile business, we do not have information available to identify all of our prepaid customers. Therefore, quad-play customers only include those postpaid and prepaid mobile customers for which we have sufficient information to match these customers with the service address for a premise that receives our cable television, internet and fixed-line telephony services.

(16)
Postpaid Mobile Subscribers represent the number of SIM cards relating to either a mobile service or a mobile broadband contract. Postpaid Mobile Subscribers are considered active if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(17)	Prepaid Mobile Subscribers are considered active if they have made an outbound call or text in the preceding 30 days.

(18)
Our Average Monthly Revenue per Mobile Subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period by the average of the opening and closing balances of total mobile subscribers in service for the period. The Average Revenue per Mobile Subscriber calculation that includes interconnect revenue increases the numerator in the above described calculation by the amount of interconnect revenue attributable to our mobile subscribers during the period.

(19)
Net third-party debt is defined as total third-party debt including capital lease obligations less cash and cash equivalents. Net third-party debt is not a defined term under US GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.

(20)	Our covenant calculations are based on the last two quarterly accounting periods annualised.

(21)
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue discounts and commitment fees, but excluding the impact of financing costs.